================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        State Auto Financial Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
STATE AUTO FINANCIAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the "Company") will be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Thursday, May 28, 1998, at 10:00 A.M., EDST, for the following purposes:

          1. To elect three Class I directors, each to hold office for a three year term and until a successor is elected and qualified;

          2. To consider and vote upon an amendment to the Amended and Restated Articles of Incorporation of the Company to authorize an additional 70,000,000 common shares, without par value;

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 6, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                          By Order of the Board of Directors

                                          JOHN R. LOWTHER
                                          Secretary

Dated: April 22, 1998

                        STATE AUTO FINANCIAL CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the "Company") to be used at its Annual Meeting of Shareholders to be held May 28, 1998. Shares represented by properly executed proxies will be voted at the meeting in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 22, 1998.

     The close of business on April 6, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 18,350,632 of the Company's Common Shares, without par value. Each Common Share is entitled to one vote.

                             ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The board of directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The terms of office of directors in one Class expire annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three year terms. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. The three nominees include two incumbent directors in such Class who have been nominated for re-election and Mr. Robert
H. Moone, who would assume the seat currently held by Mr. Robert J. Murchake, who is retiring from the Board as of the Annual Meeting.

     At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class I directors, each to hold office until the 2001 annual meeting of shareholders and until a successor is elected and qualified. There is no cumulative voting in the election of directors, and those nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be counted in determining the votes cast in the election of directors and will not have a positive or negative effect on the election. In the event that any nominee named in the table as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

     Set forth below is information about each of the Class I director nominees:

                           CLASS I DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2001)

                                                                                   A             COMMON
          NAME OF                                                              DIRECTOR       SHARES OWNED
      NOMINEE/DIRECTOR                        PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                               DURING THE                  COMPANY        OF APRIL 6,       OF
        WITH COMPANY          AGE(1)              PAST FIVE YEARS                SINCE         1998(2)(3)       CLASS
      ----------------        ------          -----------------------          --------      ---------------    -----
John R. Lowther(4)..........    47     Vice President, Secretary and General     1991            40,914            *
Vice President, Secretary              Counsel of the Company, 5/91 to
and General Counsel                    present; Vice President, Secretary
                                       and General Counsel of State Auto
                                       Property and Casualty Insurance
                                       Company, a wholly-owned subsidiary of
                                       the Company, ("State Auto P&C") and
                                       State Automobile Mutual Insurance
                                       Company, the Company's parent and
                                       owner of 65% of the common shares of
                                       the Company, ("Mutual") 8/89 to
                                       present.

Paul W. Huesman(5)..........    62     President, Huesman-Schmid Insurance       1991            24,307            *
Director                               Agency, Inc., an insurance agency,
                                       for more than five years.

Robert H. Moone(6)..........    54     President and Chief Operating Officer                     79,012            *
President and Chief                    of the Company, 5/96 to present;
Operating Officer                      Executive Vice President of the
                                       Company, 11/93 to 5/96; Vice
                                       President of the Company, 5/91 to
                                       11/93; President and Chief Operating
                                       Officer of State Auto P&C and Mutual,
                                       5/96 to present; Executive Vice
                                       President State Auto P&C and Mutual,
                                       11/93 to 5/96; prior thereto Senior
                                       Vice President of State Auto P&C and
                                       Mutual.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                               CLASS II DIRECTORS
                            (TERMS EXPIRING IN 1999)

                                                                                A             COMMON
          NAME OF                                                           DIRECTOR       SHARES OWNED
          DIRECTOR                         PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                            DURING THE                  COMPANY        OF APRIL 6,       OF
        WITH COMPANY          AGE              PAST FIVE YEARS                SINCE         1998(2)(3)       CLASS
      ---------------         ---          -----------------------          --------      ---------------    -----
Robert L. Bailey(7).........  64    Chairman of the Board of the Company,     1991            258,593         1.4%
Chairman of the Board               3/93 to present; Chief Executive
and Chief Executive Officer         Officer of the Company, 5/91 to
                                    present; President of the Company,
                                    5/91 to 5/96; Chairman of the Board
                                    of State Auto P&C and of Mutual, 3/93
                                    to present; Chief Executive Officer,
                                    5/89 to present; President of State
                                    Auto P&C and Mutual for more than
                                    five years prior to 5/96.

William J. Lhota............  58    Executive Vice President, American        1994             11,000           *
Director                            Electric Power ("AEP"), an
                                    investor-owned electric utility, and
                                    President and Chief Operating
                                    Officer, Appalachian Power Company,
                                    Columbus Southern Power Company,
                                    Indiana Michigan Power Company,
                                    Kentucky Power Company, Kingsport
                                    Power Company, Ohio Power Company and
                                    Wheeling Power Company, all of which
                                    are subsidiaries of AEP, 1/96 to
                                    present; Executive Vice President,
                                    American Electric Power Service
                                    Corporation, 7/93 to 1/96; Executive
                                    Vice President, Operations, American
                                    Electric Power Service Corporation,
                                    10/89 to 7/93. Mr. Lhota is also a
                                    director of Huntington Bancshares,
                                    Inc., a bank holding company, and AEP
                                    Generating Company, Appalachian Power
                                    Company, Columbus Southern Power
                                    Company, Indiana Michigan Power
                                    Company, Kentucky Power Company, and
                                    Ohio Power Company.

David J. D'Antoni...........  53    Senior Vice President, Ashland, Inc.;     1995             16,500           *
Director                            President, Ashland Chemical Company,
                                    a division of Ashland, Inc., 7/88 to
                                    present, a chemical manufacturing and
                                    a chemical and plastics distribution
                                    business.

                          CLASS III DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2000)

                                                                                A             COMMON
          NAME OF                                                           DIRECTOR       SHARES OWNED
          DIRECTOR                         PRINCIPAL OCCUPATION(S)           OF THE       BENEFICIALLY AS      %
      AND POSITION(S)                            DURING THE                  COMPANY        OF APRIL 6,       OF
        WITH COMPANY          AGE              PAST FIVE YEARS                SINCE         1998(2)(3)       CLASS
      ---------------         ---          -----------------------          --------      ---------------    -----
Urlin G. Harris, Jr.........  61    Retired effective April 1, 1997 as an     1991            77,807            *
Director                            officer of the Company, State Auto
                                    P&C, and Mutual; Executive Vice
                                    President, Treasurer, and Chief
                                    Financial Officer of the Company,
                                    11/93 to March 31, 1997; Senior Vice
                                    President, Treasurer, and Chief
                                    Financial Officer of the Company,
                                    5/91 to 11/93; Executive Vice
                                    President, Treasurer and Chief
                                    Financial Officer of State Auto P&C
                                    and Mutual, 11/93 to 3/31/97; and
                                    prior thereto, Senior Vice President,
                                    Treasurer and Chief Financial Officer
                                    of State Auto P&C and Mutual.
David L. Bickelhaupt........  68    Retired Professor, The Ohio State         1991            11,560            *
Director                            University, Fisher College of
                                    Business, where he taught for more
                                    than five years. Principal of David
                                    L. Bickelhaupt, Inc., a writing and
                                    consulting business.

George R. Manser............  67    Director of Corporate Finance             1991            33,775            *
Director                            Uniglobe Travel USA, 3/97 to present;
                                    Chairman of the Board, Uniglobe
                                    Travel (Capital Cities) Inc., a
                                    travel agency franchisor, for more
                                    than five years to present; Advisory
                                    director to J.C. Bradford & Co., 8/94
                                    to present; Mr. Manser is also a
                                    director of Cardinal Health, Inc., a
                                    wholesale pharmaceutical distributor,
                                    AmeriLink Corporation, a
                                    telecommunications business, Hallmark
                                    Financial Services, Inc. a
                                    nonstandard, Texas only, auto
                                    insurer, and Checkfree Corporation, a
                                    business facilitating electronic
                                    commerce. Prior to 7/94, Mr. Manser
                                    was also Chairman of North American
                                    National Corporation.

---------------

*  Less than one (1%) percent.

(1) Ages shown are as of the date of the annual meeting of shareholders.

(2) Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of April 6, 1998. The Common Shares have been adjusted to reflect the three-for-two stock split, effected in the form of a stock dividend, effective July 8, 1996.

(3) The amount reported includes Common Shares attributable to options granted under the 1991 Stock Option Plan for Messrs. Bailey (170,302), Moone (27,645) and Lowther (16,375) and Common Shares attributable to options granted under the 1991 Directors' Stock Option Plan for Messrs. Lhota (4,000), D'Antoni (4,000), Bickelhaupt (9,600), Manser (10,000) and Huesman (10,000). Mr. Harris' shares owned include 51,100 options granted under the 1991 Stock Option Plan to Mr. Harris while he was employed by the Company and 1,000 shares granted under the 1991 Director's Stock Option Plan since he retired from active service to the Company.

(4) Includes 13,375 Common Shares attributable to options granted to Mr. Lowther under the 1991 Stock Option Plan which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan as to which shares he disclaims beneficial ownership.

(5) Includes 5,574 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc.'s Profit Sharing Plan and 5,626 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Defined Benefit Pension Plan as to which Mr. Huesman shares voting and investment power with the other trustee of these plans.

(6) Includes 27,645 Common Shares attributable to options granted to Mr. Moone under the 1991 Stock Option Plan which he assigned to the Anna Moone Living Trust (Anna Moone and Robert H. Moone, co-trustees) pursuant to the terms of the 1991 Stock Option Plan as to which shares he disclaims beneficial ownership.

(7) Includes 28,750 Common Shares held by Bailey Enterprises, a family partnership of which he is a member. Mr. Bailey exercises voting power and investment power as to the Common Shares owned by Bailey Enterprises. This also includes 20,680 Common Shares attributable to options granted to Mr. Bailey under the 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, as to which shares he disclaims beneficial ownership.

     In addition to the Common Shares owned beneficially by Messrs. Bailey and Moone, as set forth above, Michael F. Dodd, Steven J. Johnston and Cathy B. Miley, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 53,388 Common Shares, 23,438 Common Shares, and 66,504 Common Shares, respectively, of the Company as of April 6, 1998, each of which represents less than 1% of the Company's outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of April 6, 1998, granted under the 1991 Stock Option Plan in the amounts of 37,800, 17,850, and 33,600 for Messrs. Dodd, and Johnston and Ms. Miley, respectively (17,250 of the foregoing 33,600 Common Shares attributable to Ms. Miley represent options granted to her husband, Richard L. Miley, an officer of the Company, under the 1991 Stock Option Plan). As of April 6, 1998, all directors and executive officers of the Company as a group (20 persons) owned beneficially 851,481 (4.6%) Common Shares of the Company, which included options for 543,642 Common Shares.

     In addition to the Common Shares of the Company owned beneficially by Messrs. Lowther, Harris, Bailey, Moone and Johnston, as described above, each of these individuals beneficially owns and exercises sole voting and investment power as to the following number of shares of common stock of Strategic Insurance Software, Inc., a majority-owned (86%) subsidiary of the Company engaged in the software business:

                                                            COMMON SHARES
                                                             BENEFICIALLY
                                                             OWNED AS OF
                 NAME OF BENEFICIAL OWNER                   APRIL 6, 1998     % OF CLASS
                 ------------------------                   -------------     ----------
Robert L. Bailey..........................................   30,000 Shares       1.4%
Urlin G. Harris, Jr.......................................   30,000 Shares       1.4%
Robert H. Moone...........................................   22,500 Shares       1.0%
Steven J. Johnston........................................   20,000 Shares        *
John R. Lowther...........................................   15,000 Shares        *

---------------

* Less than one percent

     As of April 6, 1998, all directors and executive officers of the Company, as a group, owned 125,000 (5.6%) shares of common stock of Strategic Insurance Software, Inc.

            MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the fiscal year ended December 31, 1997, the Company's Board of Directors held four meetings. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he served.

     The Board has an Audit Committee charged with several responsibilities, including: 1) reviewing the Company's accounting functions, operations, and management; 2) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company; 3) meeting and consulting with the Company's independent auditors and with the Company's financial and accounting personnel concerning the foregoing matters; 4) reviewing with the Company's independent auditors the scope of their audit of the Company and the results of their examination of its financial statements for its then current fiscal year; and 5) considering the selection and recommending to the Board of Directors a firm of certified public accountants to be appointed as the independent auditors of the Company for its then current fiscal year. Present members are Robert J. Murchake, George R. Manser and David L. Bickelhaupt, although with Mr. Murchake retiring, one position will have to be filled at the Annual Meeting of the Board of Directors on May 28, 1998. It is currently anticipated that Mr. Urlin G. Harris, Jr. will be named to the Audit Committee. The Audit Committee held two meetings during the Company's fiscal year ended December 31, 1997.

     The Board also has a 1991 Stock Option Plan Committee (the "Options Committee") charged with the responsibility of administering the Company's 1991 Stock Option Plan. Present members of such committee, who also serve as the Executive Compensation Committee, are George R. Manser, Robert J. Murchake and William J. Lhota. Mr. Murchake's replacement on this committee, to be appointed at the 1998 Annual Meeting of the Board of Directors, is expected to be Mr. David J. D'Antoni. The Executive Compensation Committee and Options Committee held two meetings during the Company's fiscal year ended December 31, 1997.

                           COMPENSATION OF DIRECTORS

     Directors of the Company, who are not also officers of the Company, receive from the Company an annual fee of $20,000 plus travel expenses incurred in attending directors meetings and a fee of $500, plus travel expenses, for each committee meeting attended. Directors may defer all or a portion of these fees under the Company's deferred compensation plan for directors. In addition, directors of the Company who are not full-time employees of the Company or its parent or subsidiary corporations receive stock options pursuant to the 1991 Directors' Stock Option Plan. Under this plan, promptly following each annual meeting of shareholders of the Company, each eligible director is granted a non-qualified option to purchase 1,000 Common Shares of the Company at the fair market value of such shares on the last trading day prior to the annual meeting immediately preceding the date of grant. Options are immediately exercisable in whole or in part and must be exercised within ten years of the date of grant. The Director's compliance with the Stock Ownership Guidelines is a condition to eligibility. (See "Executive Compensation Committee Report" below).

                       COMPENSATION OF EXECUTIVE OFFICERS

     Pursuant to an Amended and Restated Management Agreement among Mutual, the Company, State Auto P&C and State Auto National Insurance Company ("National"), a wholly-owned subsidiary of the Company, and other affiliated companies, the executive officers of the Company, State Auto P&C, and National are employees of State Auto P&C and the Company rather than Mutual, while Mutual acts as the common paymaster. The costs and expenses associated with these employees of State Auto P&C and the Company are reimbursed to Mutual, as paymaster, in accordance with the terms of the Amended and Restated Management Agreement. (See "Certain Transactions" below).

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Set forth below is information concerning the compensation paid or accrued by, or reimbursed to, Mutual for the Company's fiscal years ended December 31, 1997, 1996, and 1995, to each of the five most highly compensated executive officers of the Company who received compensation in excess of $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                              AWARDS
                                                                           ------------
                                                                            SECURITIES
                                                 ANNUAL COMPENSATION        UNDERLYING
                                               -----------------------        OPTIONS           ALL OTHER
    NAME AND PRINCIPAL POSITION      YEAR      SALARY(1)      BONUS(2)     GRANTED(3)(4)     COMPENSATION(5)
    ---------------------------      ----      ---------      --------     -------------     ---------------
Robert L. Bailey...................  1997      $396,815       $215,241           -0-             $14,206
  Chairman and                       1996      $374,000       $193,688        25,000             $13,845
  Chief Executive Officer            1995      $340,000       $245,013        22,700             $13,113

Robert H. Moone....................  1997      $250,002       $119,600           -0-             $ 9,579
  President and                      1996      $208,203       $ 45,338        13,440             $ 8,117
  Chief Operating Officer            1995      $169,693       $ 49,816         9,700             $ 6,051

Michael F. Dodd....................  1997      $153,309       $ 21,953           -0-             $ 6,317
  Senior Vice President              1996      $148,125       $  2,769         4,500             $ 6,207
                                     1995      $143,810       $ 32,984         4,500             $ 6,068

Steven J. Johnston.................  1997      $138,502       $ 60,821           -0-             $ 5,223
  Vice President, Treasurer and      1996      $115,619       $  2,116         4,500             $ 4,283
  Chief Financial Officer            1995      $108,556       $ 13,491         4,500             $ 4,036

Cathy B. Miley.....................  1997      $126,779       $ 40,843           -0-             $ 5,239
  Vice President                     1996      $118,485       $ 19,890         4,500             $ 5,141
                                     1995      $104,524       $ 12,326         4,500             $ 4,365

---------------

(1) Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the "CAP") and the Non-Qualified Incentive Deferred Compensation Plan (the "Deferred Compensation Plan"). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) ("ERISA") and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with his employer whereby the participant's salary will be reduced by a whole percentage from 1% to 16%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible, key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee's salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote (5), below), are invested by Mutual in a variety of investment options made available to participants in the Deferred Compensation Plan, pursuant to the terms of such plan.

(2) The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the "QPB") and as special incentive bonuses pursuant to incentive bonus plans put into place by the President for the benefit of Mr. Johnston and Ms. Miley to be earned in 1997, but which were paid in 1998. Mr. Bailey and Mr. Moone were also subject to a special incentive bonus plan put into place for them by the Executive Compensation Committee. (See "Report of Executive Compensation Committee"). Under the QPB, quarterly bonuses are paid to employees who have completed two full calendar quarters of service, if the direct statutory combined ratio for such quarter was 101% or less for the insurers whose results are pooled (see "Certain Transactions").

(3) In 1996 and 1995, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the 1991 Stock Option Plan, all of which were non-qualified stock options except one-half of the options granted to Mr. Moone, Mr. Johnston and Ms. Miley, which were incentive stock options. No stock options were granted in 1997.

(4) Adjusted to reflect a three-for-two common stock split declared in May 1996 effected in the form of a stock dividend.

(5) The amounts appearing in this column represent the Company's contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of Mutual and its subsidiaries. A participant's share of the matching contribution equals 75% of his salary reduction contributions up to 2% of compensation, plus 50% of his salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his own salary reduction contributions, the rights of a participant to amounts credited to his account as matching contributions vest as follows: (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has five or more years of service with Mutual and its subsidiaries, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 1997 for the officer indicated: Mr. Dodd--$5,201; Mr. Johnston--$4,986; and Ms. Miley--$4,437. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee's salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company's contribution to the Deferred Compensation Plan for 1997: Mr. Bailey--$13,888 and Mr. Moone--$8,750. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above, from Investors Life Insurance Company of Indiana ("Investors Life"), the successor to State Auto Life Insurance Company ("State Auto Life"), then a wholly-owned subsidiary of Mutual, which was merged with and into Investors Life in July 1997. The following amounts represent the premiums paid for whole life insurance for 1997: Mr. Bailey--$318; Mr. Moone--$829; Mr. Dodd--$1,116; Mr. Johnston--$237; and Ms. Miley--$802.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table shows the number of Common Shares represented by both exercisable and non-exercisable stock options held by each of the named executive officers as of December 31, 1997.

                                                                    NUMBER OF SECURITIES           VALUE OF
                                                                         UNDERLYING              UNEXERCISED
                                                                        UNEXERCISED              IN-THE-MONEY
                                                                         OPTIONS AT               OPTIONS AT
                                       SHARES                            FY-END(#)                FY-END($)
                                    ACQUIRED ON        VALUE            EXERCISABLE/             EXERCISABLE/
               NAME                 EXERCISE(#)     REALIZED($)     UNEXERCISABLE(1)(2)        UNEXERCISABLE(2)
               ----                 -----------     -----------     --------------------       ----------------
Robert L. Bailey(3)...............         0                0           170,302/-0-               $4,030,347
Robert H. Moone(4)................         0                0            55,290/-0-               $1,237,484
Michael F. Dodd...................     7,350         $171,806            37,800/-0-                 $878,021
Steven J. Johnston................         0                0            17,850/-0-                 $377,254
Cathy B. Miley(5).................         0                0            16,350/-0-                 $342,138

---------------

(1) The number of securities underlying exercisable options was adjusted to reflect a three-for-two common stock split declared in May 1996 effected in the form of a stock dividend.

(2) The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company's Common Shares as of December 31, 1997 ($32.25), based on the closing price of the Company's Common shares on the NASDAQ National Market System on that date, the last trading day of 1997. The exercise price for exercisable options was adjusted to reflect a three-for-two common stock split declared in May 1996 effected in the form of a stock dividend.

(3) 20,680 of these options have been assigned to Mr. Bailey's spouse pursuant to the terms of the 1991 Stock Option Plan.

(4) In accordance with the terms of the 1991 Stock Option Plan, one-half of these options have been assigned to the living trust of Mr. Moone's spouse of which he is the co-trustee.

(5) Ms. Miley is also deemed to beneficially own options granted to Mr. Richard
    L. Miley, her husband, also an officer of the Company, which amount to 17,250 options, as to all of which she disclaims beneficial ownership, which have a value of $362,208.

EMPLOYEES' RETIREMENT PLAN

     The executive officers referred to in the Summary Compensation Table, as well as substantially all other employees of Mutual and its subsidiaries, are eligible to participate in the State Auto Insurance Companies' Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

     In addition, the executive officers identified in the Summary Compensation table benefit from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is intended to offset the impact of the Code's and ERISA's limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of Mutual.

     The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

   ANNUAL     ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------
COMPENSATION  15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------  --------   --------   --------   --------   --------
  $125,000    $43,422    $ 57,387   $ 71,353   $ 85,319   $ 99,285
  $150,000    $51,144    $ 68,086   $ 85,028   $101,970   $118,913
  $175,000    $57,692    $ 77,611   $ 97,529   $117,448   $137,367
  $200,000    $64,240    $ 87,135   $110,030   $132,925   $155,820
  $225,000    $70,788    $ 96,660   $122,531   $148,403   $174,274
  $250,000    $74,116    $101,501   $128,885   $156,269   $183,654
  $300,000    $74,116    $111,727   $128,885   $156,269   $178,177
  $400,000    $74,116    $139,909   $153,741   $169,109   $202,440
  $450,000    $74,199    $154,000   $169,561   $186,905   $224,474
  $500,000    $79,283    $168,090   $185,381   $204,702   $246,508

Note: The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to Internal Revenue Code.

     Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 1997, the years of credited service to the nearest whole year and annual average compensation for each of the individuals named in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

               NAME OF                      YEARS OF           CURRENT ANNUAL AVERAGE COMPENSATION
              INDIVIDUAL                CREDITED SERVICE         FOR PURPOSES OF RETIREMENT PLAN
              ----------                ----------------         -------------------------------
Robert L. Bailey......................         26                           $160,000
Robert H. Moone.......................         27                           $160,000
Michael F. Dodd.......................         36                           $153,309
Steven J. Johnston....................         12                           $122,602
Cathy B. Miley........................         20                           $126,779

                              EMPLOYMENT CONTRACT

     In November 1995, the Company's Board of Directors approved an employment agreement with Robert L. Bailey, Chairman and CEO of the Company, State Auto P&C, and Mutual and the Company's other principal operating affiliates and subsidiaries. Pursuant to this Agreement, the Company agreed to employ Mr. Bailey until December 31, 2000, with an optional two year renewal with mutual consent, at such compensation as may be determined by the Executive Compensation Committee. Under the contract, Mr. Bailey shall be entitled to fringe benefits available to other officers of State Auto, including, as applicable, those made available to employees age 65 or older. Under the contract, Mr. Bailey is entitled to receive a special supplemental retirement benefit equal to 60% of his highest salary during the term of the agreement less sums payable to Mr. Bailey as of his retirement date under the State Auto Insurance Companies' retirement plan calculated on the basis of a straight life annuity, provided that the special supplemental retirement benefit shall not be less than $100,000 annually for the remainder of his life following his retirement.

     No other employee of the Company works pursuant to an employment agreement.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee currently consists of the following three members of the Company's Board of Directors: George R. Manser, Robert J. Murchake and William J. Lhota, who also make up the Options Committee. None of the members of the Executive Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of Mutual. Also, no executive officer of the Company served during 1997 as a member of a compensation committee or as a director of any entity of which any of the Company's Executive Compensation Committee members served as an executive officer with the exception of James E. Duemey, Vice President--Chief Investment Officer, who served as a director of Uniglobe Travel (Capital Cities), Inc., for which Mr. Manser served as chairman of the board in 1997.

         EXECUTIVE COMPENSATION COMMITTEE AND OPTIONS COMMITTEE REPORT

     The following is the report of the Executive Compensation Committee and the Options Committee, whose members are identified below, with respect to compensation reported for 1997 as reflected in the compensation tables above.

     Pursuant to the Amended and Restated Management Agreement, the Chief Executive Officer and the other named executive officers are employees of State Auto P&C. When the 1997 salaries noted in the compensation tables above were set, the Company's Executive Compensation Committee determined the compensation of the Chairman and Chief Executive Officer and the President and Chief Operating Officer. Mr. Robert Moone, as President of the Company, State Auto P&C and Mutual is responsible for administering the base salary component of the cash compensation paid to the other named executive officers, all of whom reported to him in 1997 and he makes recommendations to the Chairman and Chief Executive Officer with respect to incentive bonuses for certain of the named executive officers.

     The Executive Compensation Committee's policies as to base salary of the Chief Executive Officer, which the President utilized in determining the salaries of the named executive officers, and the Options Committee's policies as to stock options are as follows:

     The compensation policies applied by the President in setting base salaries earned by the named executive officers in 1997 mirror those applied in the Company at large. This compensation system is intended to reward individuals based on their performance, to encourage a focus on underwriting profit, to provide for competitive levels of compensation necessary to attract and retain executive officers, and to create an understanding of the importance of achieving company-wide goals over the long term. The Options Committee grants options on a periodic basis as an additional, long-term inducement to the executive officers to improve the Company's performance and enhance the value of the Company's Common Shares.

     For 1997, compensation for the named executive officers, other than the Chief Executive Officer, had two components as to which discretion is exercised: annual base salary and incentive bonus arrangements. The President reviews the named executive officers' base salary approximately every 12 months. Merit raises granted each year reflect the President's assessment of the individual officer's performance in achieving division-wide goals set at the beginning of the year. The overall performance of the Company's operating units is also considered. In individual cases, raises may also reflect a named executive officer's assumption of additional duties and responsibilities. Annual salary reviews also reflect the fact that the named executive officers had an opportunity to earn an additional incentive bonus for superior performance.

     The Executive Compensation Committee and Options Committee believe that stock options and individual stock purchases by executive officers create a mutuality of interest between the shareholders and management. This is believed to be desirable and in the best interests of the shareholders as it focuses management's attention on the importance of long term appreciation in the price of the Company's common stock. In that regard, as of December 31, 1996, the Options Committee imposed stock ownership guidelines on the Chief Executive Officer, the President, the other named executive officers, and all other option recipients under the 1991 Stock Option Plan and the 1991 Directors Stock Option Plan. Compliance with these guidelines, which require optionees under the 1991 Stock Option Plan to own Common Shares of the Company equal to percentages of base salary depending on the person's position within the Company, and optionees under the 1991 Director's Stock Option Plan to own Common Shares with a value equal to at least three times their annual director's fee. These guidelines are intended to be a condition precedent to receipt of future option grants. All optionees have five years to reach their required level of ownership, but each year, optionees who are not currently in compliance are expected to make proportional progress toward their respective goal. Every named executive officer met the stock ownership requirements imposed by the Stock Ownership Guidelines for 1997 and, thus, no named executive was ineligible for any stock options which were granted in February 1998.

     No options were awarded in 1997 by the Options Committee. However, the Committee did grant options effective February 13, 1998 to several officers and key employees, including the named executive officers.

     There are two forms of cash bonus available to certain of the named executive officers. The Company's QPB is intended to provide a more short term incentive to the employees to generate underwriting profits on a quarterly basis. Under the QPB, quarterly bonuses are paid to all employees who have completed two full calendar quarters of service, if the pooled companies' direct statutory combined ratio for such quarter was 101% or less (see "Certain Transactions").

     In addition, with the concurrence of the Chairman and Chief Executive Officer, Mr. Moone developed individualized incentive compensation plans for Mr. Johnston and Ms. Miley, while Mr. Moone and the Chief Executive Officer had their incentive bonus program for 1997 determined by the Executive Compensation Committee. Each plan applicable to such named executive officer provided for a set of objective measures of performance, which measures were designed by the President, to focus the attention and effort of these individuals on the success and profitability of the Company. One half of such incentive bonus available depended upon the named executive officer meeting particularized objectives and targets applicable to such person's area of responsibility within the Company. The other half was driven by the same objective measures set forth in Mr. Bailey's incentive plan described below.

     There are four components to the Company's compensation arrangements with the Chief Executive Officer-base salary, incentive compensation arrangements, QPB, and stock options.

     For 1997, the Chief Executive Officer received a cash raise equal to $22,815 or 6%. The salary for 1997 was set in the fall of 1996. Comparison salary data that was available to the Committee was dated August 1996.

     The Committee evaluated his performance and his compensation level based on both objective and subjective measures. The Chief Executive Officer's salary ranked 10th out of 19 companies of similar size included in an annual salary survey conducted by the National Association of Independent Insurers ("NAII"), which is Mutual's and State Auto P&C's national trade association. These survey participants are not necessarily reflected in the group of companies included in the NASDAQ insurance stocks index reflected on the performance graph below. Of nineteen companies in this NAII salary survey, Mr. Bailey's salary for 1996 was approximately 92% of the mean base salary for Chief Executive Officers of companies in the same size category as the Company and Mutual. The Executive Compensation Committee believed a 6% raise was appropriate in part to keep Mr. Bailey's salary moderately competitive in the marketplace based on this NAII salary survey.

     In setting Mr. Bailey's salary for 1997, it also considered the volume of premium written by the Company, the asset size of the Company, the Company's position in the markets where it's active as compared to its competition and the Company's underwriting performance in light of the significant amount of catastrophe losses in 1996. The Committee also recognized that the Chief Executive Officer had effectively addressed issues surrounding Mr. Moone's assumption of additional responsibilities in becoming President of the Company. The general absence of perquisites within the Company was also a factor.

     In addition, the cash Incentive Compensation Plan created by the Executive Compensation Committee in 1995 continued in place for 1997. This plan contemplates a cash bonus, the amount of which depends solely on how the Company's performance compared to a group of five peer companies in two areas: combined ratio and total shareholder return as averaged over three years. Each of the peer companies and State Auto is ranked from 6 to 1 (6 being the best) for each of these criteria and the rank equates to a point level. Thus, the highest point total attainable is 12, the lowest 2. The CEO's total bonus will depend in part on the points State Auto earns based on the following:

TOTAL POINTS EARNED  PERCENT OF BONUS EARNED
-------------------  -----------------------
       12-10                   100%
        9-8                     80%
        7-6                     60%
        5-4                     20%
        2-0                      0%

     Mr. Bailey's targeted bonus available equals 40% of his annual salary. In addition, the Committee reserved the discretion to award Mr. Bailey a bonus equal to up to 150% of the bonus target or 60% of his annual salary based on a subjective evaluation of his performance in addition to the objective criteria noted above. Based on the Company's performance in 1996, in 1997, the Committee awarded Mr. Bailey a bonus equal to 50% of his base salary or $187,000. This is the result of the Company's performance achieving ten (10) points under the formula described (first in the total shareholder return criteria and third in the combined ratio criteria) and an additional 10% bonus based on the committee's subjective judgment of his and the Company's performance during 1996. For 1997, the Committee will award a minimum bonus of $158,726, based on the fact that the Company's combined ratio and total shareholder return earned Mr. Bailey twelve points, since, the Company was first among the peer companies in both the total shareholder return and combined ratio criteria. As of the date hereof, the Committee has not met to consider the discretionary element to his bonus calculation for 1997.

              EXECUTIVE COMPENSATION COMMITTEE/STOCK OPTIONS COMMITTEE

              Robert J. Murchake
              George R. Manser
              William J. Lhota

                               PERFORMANCE GRAPH

     The line graph below compares the total return on $100 invested on December 31, 1992, in the Company's shares, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ Index"), and the CRSP Total Return Index for NASDAQ insurance stocks ("NASDAQ Ins. Index"), with dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                       .

                                12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
                                --------   --------   --------   --------   --------   --------
STFC                            100.000    119.243    129.989    239.599    251.222    453.490
NASDAQ Index                    100.000    114.796    112.214    158.699    195.196    239.527
NASDAQ Ins. Index               100.000    106.956    100.679    143.014    163.034    239.181

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of April 6, 1998, with respect to the only shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Shares:

                                                            AMOUNT AND NATURE
                     NAME AND ADDRESS                         OF BENEFICIAL      PERCENT
                   OF BENEFICIAL OWNER                        OWNERSHIP(1)       OF CLASS
                   -------------------                        ------------       --------
State Automobile Mutual Insurance Company.................     11,976,376           65%
  518 East Broad Street
  Columbus, OH 43215

---------------

(1) Mutual exercises sole voting and investment power with respect to such shares.

                              CERTAIN TRANSACTIONS

     The Company and its subsidiaries, State Auto P&C and National, operate and manage their businesses in conjunction with Mutual under a Management Agreement (the "Management Agreement"). Effective April 1, 1994, the Management Agreement was amended and restated (the "Amended and Restated Management Agreement"). The Amended and Restated Management Agreement effected a restructuring of executive management. Previously, all employees were employees of Mutual. As of April 1, 1994, several members of executive management became employees of State Auto P&C. These individuals include the named executive officers, Messrs. Bailey, Moone, Johnston, Dodd, and Ms. Miley, among others. Under the Amended and Restated Management Agreement and the Midwest Management Agreement (as defined below), State Auto P&C has the responsibility to oversee its own operations and all operations of National and Mutual and its insurance subsidiaries, Milbank Insurance Company ("Milbank") and Midwest Security Insurance Company. It is believed that this arrangement better positions the Company for future growth and development of its business. In addition, some of the same individuals became employees of the Company and are responsible for managing its affairs. At the same time, Mutual continues to provide facilities, services and non-executive employees to all companies in the group for which Mutual is reimbursed by the company for whose benefit the expense of the facilities, services and employees was incurred in a manner similar to the way they were shared under the management agreement prior to amendment. In addition, at a closing on March 11, 1997, Mutual acquired 100% of the outstanding common shares of Midwest Security Insurance Company ("Midwest"), a Wisconsin domiciled property casualty insurer effective as of January 1, 1997. In conjunction with this transaction, State Auto P&C and Mutual entered into a Management Agreement with Midwest (the "Midwest Management Agreement") in which State Auto P&C provides executive management services to Midwest akin to those described under the Amended and Restated Management Agreement. For these services, State Auto P&C receives a management fee of 0.75% of Midwest's direct written premium, subject to Midwest's performance meeting the performance standard set forth in the agreement.

     In return for the executive management services it provides under the Amended and Restated Management Agreement, except as set forth above, State Auto P&C receives an annual fee equal to 2% of the five year average annual statutory surplus of each insurance company managed (less statement valuations for managed subsidiaries). However, the management fee from a managed insurer can be withheld if that company does not meet the standards of performance described or incorporated in the Amended and Restated Management Agreement, as approved by the boards of directors of the insurers that are a party to it. During 1997, the following companies incurred the following executive management fees to State Auto P&C under the Amended and Restated Management Agreement and the Midwest Management Agreement: Mutual--$4,340,000; Milbank--$830,000; National--$186,000; and Midwest Security--$162,000. Based on a review by the Company of other similar arrangements, the Company believes the amount of the management fee charged to each company is similar to what would be charged by an independent third party performing the same service.

     The Amended and Restated Management Agreement also addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to the Coordinating Committee. This committee reviews and evaluates the business opportunity using such factors as it considers relevant. Based upon such review and evaluation, this committee then makes recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of Mutual or any of its subsidiaries and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

     The Amended and Restated Management Agreement and the Midwest Management Agreement each has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of nonrenewal to the other parties, with the exception that Milbank may terminate its participation on 120 days notice. Any party may also terminate its participation upon events constituting a change of control or potential change of control (as defined in the Amended and Restated Management Agreement and the Midwest Management Agreement) of the Company, or upon agreement of the parties. The agreement is automatically terminated with respect to a party (and only that party) if such party is subject to insolvency proceedings.

     Since January 1987, State Auto P&C and Mutual have participated in an intercompany pooling arrangement, which has been amended from time to time including amendments adding participants to the pooling arrangement and adjusting pooling percentages. Under the terms of the pooling arrangement, State Auto P&C and the other pool participants cede all of their insurance business to Mutual. All of Mutual's property and casualty insurance business is also included in the pooled business. Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. While Milbank was added January 1, 1995, the parties intend, subject to regulatory approval, to amend the pooling arrangement pursuant to an Amended and Restated Reinsurance Pooling Agreement effective as of January 1, 1998, to add Midwest as a party to the arrangement and to allocate the pooling percentages as follows: Mutual--52%; State Auto P&C--37%; Milbank--10%, and Midwest Security--1%.

     Stateco Financial Services, Inc. ("Stateco") provides insurance premium finance services to certain policyholders of Mutual, State Auto P&C, and Milbank. Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. On certain large commercial policies, the premium cost may be difficult for a policyholder to pay in one sum. Stateco makes loans to policyholders for the term of an insurance policy to enable them to pay the insurance premium in installments over the term of the policy, and retains a contractual right to cancel the insurance policy if the loan installment is not paid on a timely basis.

     In 1993, Stateco expanded its business activities to include a broader range of financial services. It now undertakes on behalf of Mutual, State Auto P&C, Milbank, National and Midwest the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charges such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is .4% for bonds and .5% for equities, with a .1% bonus available if the stock portfolio return exceeds that of the S&P 500 for the same period. During 1997, the following companies incurred the following fees to Stateco:
Mutual--$2,675,000; State Auto P&C--$1,520,000; Milbank--$508,000;
National--$79,000; and Midwest--$90,000. The Company believes the fees charged are comparable to those charged by independent investment managers.

     The Company's majority-owned subsidiary, Strategic Insurance Software, Inc. ("SIS"), develops and sells software for use by insurance companies and insurance agencies. SIS sells its software and software support services to its affiliated insurers and to nonaffiliated entities. In 1997, these affiliates paid $1,617,000 to SIS for its services and products.

     Mutual has guaranteed the adequacy of State Auto P&C's loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C's December 31, 1990 reserves ($65,463,732) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by Mutual.

     Paul W. Huesman, a director of the Company, is the president and a majority owner of The Huesman-Schmid Insurance Agency, an independent insurance agency licensed to sell insurance products for State Auto P&C, Mutual and National. During 1997, State Auto P&C, National and Mutual paid such insurance agency and its affiliated agencies commissions in the amount of $325,938. Such commissions were determined in the same manner as commissions are determined for other agencies of State Auto P&C, Mutual and National.

     Effective July 1, 1996, the Company and Mutual negotiated a change in their catastrophe reinsurance program and, as part of this change, State Auto P&C has become the catastrophe reinsurer for itself, Mutual, Milbank and National as described below. The amount retained by State Auto P&C, Mutual, Milbank and National (collectively the "State Auto Group") is $40.0 million for each occurrence, an increase of $20.0 million over the prior program. For up to $80.0 million in losses, excess of $40.0 million, traditional reinsurance coverage is provided. In the event the State Auto Group incurs catastrophe losses in excess of $120.0 million, STFC entered into a structured contingent financing transaction with Chase Manhattan Bank ("Chase") to provide up to an additional $100.0 million to be used to cover catastrophe losses. Under this arrangement, in the event of such a loss, STFC would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company ("SPC"), which will borrow the money necessary for such purchase from Chase and a syndicate of other lenders. STFC will contribute to State Auto P&C the proceeds from the sale of its preferred shares. State Auto P&C has assumed catastrophe reinsurance from Mutual, Milbank and National pursuant to a Catastrophe Assumption Agreement in the amount of $100.0 million excess of $120.0 million. State Auto P&C will use the contributed capital to pay its direct catastrophe losses and losses assumed under the Catastrophe Assumption Agreement. State Auto Financial is obligated to repay the SPC (which will repay the lenders) by redeeming the preferred shares over a six year period. This layer of $100.0 million in excess of $120.0 million has been excluded from the pooling agreement as well by virtue of the Amended and Restated Reinsurance Pooling Agreement effective as of January 1, 1998. In addition, State Auto Financial's obligation to repay Chase has been secured by a Put Agreement among State Auto Financial, Mutual and the Lenders, under which, in the event of a default by STFC as described in the Credit Agreement or in the Put Agreement, Mutual would be obligated to put either the preferred shares or the loan(s) outstanding.

     In December 1997, the Company formed 518 Property Management and Leasing, LLC ("518 PML"), an Ohio limited liability company. 518 PML is currently developing real estate it owns near Nashville, Tennessee on which it will construct an office building which it plans to lease to Mutual on completion. Mutual's current office space in Nashville is leased from a third party; however, that lease expires in June 1999. 518 PML plans to charge Mutual rent that is generally reflective of market rents for similar office space in the area for the space it will be occupying. In addition, State Auto P&C has contributed to 518 PML the office building it owned in Greer, South Carolina which 518 PML leases to Mutual for its Southern Regional Office facility at a market-based rent. No sums were paid on this lease in 1997.

     In addition, in March 1998, the Company's Board of Directors authorized the officers of the Company to take such steps as are necessary to effect the exercise of the option it holds to acquire 100% of the outstanding stock of Milbank from Mutual, pursuant to an option agreement dated August 20, 1993 (the "Option Agreement") between the Company and Mutual. The transaction cannot close until the Company and Mutual complete certain procedural requirements contemplated by the Option Agreement, as adopted by the Directors of State Auto Financial and Mutual and it secures necessary regulatory approvals. The price the Company will pay for Milbank as set by the Option Agreement's formula is not yet determined as it depends on the GAAP book value of Milbank as of the month end immediately prior to the closing date set forth in a definitive stock purchase agreement to be prepared by the parties to the transaction.

               PROPOSED AUTHORIZATION OF ADDITIONAL COMMON SHARES

GENERAL

     The following discussion is a summary of the material features of the proposal to authorize an additional 70,000,000 Common Shares. The additional Common Shares will be authorized pursuant to an amendment to the Company's Amended and Restated Articles of Incorporation. The following discussion is qualified in its entirety by reference to the proposed amendment, a copy of which is attached hereto as Exhibit A.

PURPOSE AND EFFECT OF THE AUTHORIZATION OF ADDITIONAL COMMON SHARES

     The Company's Amended and Restated Articles of Incorporation provide that the Company has the authority to issue 30,000,000 Common Shares, without par value, of which 18,350,632 shares are issued and outstanding as of April 6, 1998. The Company has 1,800,000 Common Shares reserved for issuance under the 1991 Stock Option Plan, 150,000 Common Shares reserved for issuance under the 1991 Directors' Stock Option Plan, and 1,200,000 Common Shares reserved for issuance under the 1991 Employee Stock Purchase and Dividend Reinvestment Plan. The total remaining number of Common Shares available for issuance is 8,499,368.

     If the shareholders approve the amendment, the Board of Directors would have the authority to issue an additional 70,000,000 Common Shares. On March 6, 1998, the Board of Directors declared a two-for-one stock split to be distributed on July 8, 1998, to shareholders of record on June 18, 1998. The stock split is contingent upon the shareholders approving the authorization of the Additional Shares. If the authorization of the Additional Shares is approved, a total of 18,350,632 of the additional Common Shares will be issued in connection with the stock split based on shares outstanding as of the record date for this meeting. In addition to providing Common Shares for the stock split, the Board of Directors foresees that the additional authorized but unissued Common Shares would give the Company flexibility to issue additional Common Shares for a variety of purposes The additional Common Shares may be issued to provide additional funds for working capital and capital expenditures or for other purposes, such as in connection with employee benefit plans or acquisitions. The Board of Directors believes that it is necessary for the Company to have an adequate reserve of authorized but unissued Common Shares so that the Company has the flexibility to meet changing circumstances.

     The additional Common Shares, if authorized, would be issued on such terms as the Board of Directors deems appropriate. Shareholders of the Company will have no preemptive rights to subscribe for or purchase such shares.

     The additional Common Shares could also be used by the Board of Directors to defeat or delay a hostile takeover which the Board of Directors believes is not in the best interests of the Company. Faced with an actual or proposed hostile takeover, the Board of Directors could issue to a friendly party or existing shareholders, in a private transaction, additional Common Shares such that the Company would become a less attractive acquisition for a hostile party. Such action would tend to insulate incumbent management from removal and prevent the shareholders from being able to sell their shares to a potential acquirer. The Board of Directors is not aware of any current proposals by any party to acquire control of the Company. Further, Mutual's ownership of more than 65% of the Company's shares makes such a circumstance unlikely to occur in the foreseeable future.

     To the extent that the additional Common Shares are issued, the issuance thereof may result in dilution of a shareholder's ownership interest in the Company and in the per share equity of the Common Shares in the earnings and assets of the Company.

     Approval of the additional Common Shares will require the affirmative vote of the holders of a majority of the outstanding Common Shares. Abstentions and broker non-votes will have the same effect as votes cast against the approval of the Additional Shares. Mutual, which beneficially owns 65% of the outstanding Common Shares, has indicated its intention to vote in favor of approval for the authorization of the Additional Shares.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AUTHORIZATION OF THE ADDITIONAL COMMON SHARES.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Company for its fiscal year ended December 31, 1997, which was the first year of a new three year commitment entered into between the Company and Ernst & Young LLP. Ernst & Young LLP has been retained by the Company as its independent public accountants for the fiscal year ending December 31, 1998. It is expected that a representative of Ernst & Young LLP will be present at the shareholders' meeting and will be given an opportunity to make a statement, if such representative desires, and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in May 1999 must be received by the Company for inclusion in the Proxy Statement and form of Proxy on or prior to December 22, 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file statements of beneficial ownership of the Company's Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were complied with during 1997 with the following exception: Mutual, a greater than 10% shareholder filed an amended Form 4 in February 1998 relating back to December 1995 which involved 10,065 shares Mutual delivered to its employees as Christmas gifts in the amount of five shares for each employee.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph, and the Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.
                                          JOHN R. LOWTHER
                                          Secretary

                                   EXHIBIT A
                        STATE AUTO FINANCIAL CORPORATION

     RESOLVED, that the Amended and Restated Articles of Incorporation of State Auto Financial Corporation are further amended by deleting the first sentence of the Article Fourth and replacing it with the following:

          FOURTH: The maximum number of shares which the Corporation shall be authorized to have outstanding is One Hundred and Five Million (105,000,000) which shall be divided into three classes consisting of One Hundred Million (100,000,000) common shares, without par value (the "Common Shares"), Two Million, Five Hundred Thousand (2,500,000) Class A preferred shares, without par value (the "Class A Preferred Shares"), and Two Million, Five Hundred Thousand (2,500,000) Class B preferred shares, without par value (the "Class B Preferred Shares").

                                  DETACH CARD
--------------------------------------------------------------------------------

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert L. Bailey, and in the event he is unable to so act, Robert H. Moone and any one or more of them, Proxies, with full power of substitution, to represent and vote all common shares, without par value, of State Auto Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio on Thursday, May 28, 1998, at 10:00 A.M., EDST, and at any and all adjournments thereof, as specified on the reverse of this Proxy.

    1. ELECTION OF THE FOLLOWING                      WITHHOLD        [ ]
      NOMINEES AS CLASS I DIRECTORS:                  for all Nominees
      FOR all Nominees        [ ]
      (except as marked to the contrary)

               John R. Lowther, Paul W. Huesman, and Robert H. Moone

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) PRINT THE NAMES IN THE SPACE BELOW

   -----------------------------------------------------------------------------

   2. Approval of an amendment to the Amended and Restated Articles of Incorporation of the Company, approving 70,000,000 additional authorized common shares, without par value.

                  For  [ ]       Opposed  [ ]       Abstain  [ ]

   3. In the discretion of the named proxies, to vote on all other matters that may properly come before the meeting or any adjournment thereof.

                    (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

                        State Auto Financial Corporation

(Continued from the other side)

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION APPROVING 70,000,000 ADDITIONAL AUTHORIZED COMMON SHARES, WITHOUT PAR VALUE.
                                                    [ ] I PLAN TO ATTEND MEETING

                                              Date........................, 1998

                                              ..................................
                                              Signature

                                              ..................................
                                              Signature

                                              ..................................
                                              Title

                                              Please mark, date and sign as your
                                              name appears above and return in
                                              the enclosed envelope. If acting
                                              as executor, administrator,
                                              trustee, guardian, etc., you
                                              should so indicate when signing.
                                              If the signer is a corporation,
                                              please sign the full corporate
                                              name by a duly authorized officer.
                                              If shares are held jointly, each
                                              stockholder named should sign.